Exhibit 11

CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended
	Sept. 28, 2003	Sept. 29, 2002

Basic earnings:
Net income	$279,032	$265,636
Weighted average number of common shares outstanding	269,815	267,056
Earnings per share - basic	$1.03	$0.99
Diluted earnings:
Net income	$279,032	$265,636
Weighted average number of common shares outstanding	269,815	267,056
Dilutive effect of outstanding stock options and stock incentive rights	2,359	2,250
Weighted average number of shares outstanding, as adjusted	272,174	269,306
Earnings per share - diluted	$1.03	$0.99

	Thirty-nine weeks ended
	Sept. 28, 2003	Sept. 29, 2002

Basic earnings:
Net income	$853,175	$813,122
Weighted average number of common shares outstanding	268,947	266,674
Earnings per share - basic	$3.17	$3.05
Diluted earnings:
Net income	$853,175	$813,122
Weighted average number of common shares outstanding	268,947	266,674
Dilutive effect of outstanding stock options and stock incentive rights	2,167	2,431
Weighted average number of shares outstanding, as adjusted	271,114	269,105
Earnings per share - diluted	$3.15	$3.02